JPMorgan Funds - JPMorgan Trust  III
Rule 10f-3 Transactions
For the period from November 1, 2014 to April 30, 2015

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Multi-Manager Alternatives Fund
Trade Date 3/5/2015
Issuer HKBN LTD IPO
Cusip KYG451581055
Shares 6,168.00
Offering Price  HK   $9.00
Spread  HK   $0.09
Cost HK    $7,2258.12
Dealer Executing Trade UBS Securities Asia Limited
% of Offering  purchased by firm 6.51%
Syndicate Members CLSA Ltd / Goldman Sachs / HSBC Investment Bank Asia Limited / J.P. Morgan Securities / UBS AG / Bank of East Asia Ltd / BNP Paribas / Sun Hung Kai International